EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Fourth-quarter Financial Information

SPOKANE, Wash., Feb. 8, 2005 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President & CEO Randall L. Fewel today announced fourth-quarter after-tax earnings for the company of $564,009 which is a 21.7% improvement over the same quarter last year ($463,502). Fewel reported that year-to-date earnings for the twelve months ending December 31, 2004 are $1,964,317. This is a 12.5% increase over the $1,746,275 the Company earned in 2003.

Fully diluted earnings per share for the fourth-quarter improved from $0.23 to $0.28 per share. For the twelve months, earnings per share improved from $0.87 to $0.97 per share. Prior year per share results have been adjusted to account for a five-percent stock dividend paid in June 2004. Annualized return on average assets in 2004 reports at 0.90%, with return on average equity reporting at 10.6%.

Total assets for the company were $220.5 million on December 31, 2004, a $9.9 million increase (4.7%) when compared to total assets of $210.5 million reported on December 31, 2003.

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank (the "Bank"), which also reported excellent growth in earnings. For the twelve months ending December 31, 2004, the Bank reported 13.1% higher earnings this year over last year ($2,020,326 compared to $1,785,869). The Bank reported net outstanding loans, including mortgage loans held for sale, of $158.1 million on December 31, 2004, a $9.2 million (6.2%) increase when compared with December 31, 2003. Deposits of $177.0 million were $11.0 million higher (6.6%) than on December 31, 2003.

Fewel expressed satisfaction with the improvement in earnings, which he attributed to improving credit quality and excellent expense control. He reported that the Bank's Non-performing Assets to Total Assets improved from 1.07% at the end of 2003 to 0.58% at the end of 2004, and Non-Interest Expense improved from 3.84% of Average Assets in the previous year to 3.48%.

"The Bank also continues to see strong results from its mortgage department; however, the mortgage business the Bank did in 2004 moved more towards financing new home sales and residential builders and away from the refinancing business that peaked in 2002 and 2003," Fewel said.

Net interest income initially declined during 2004; however, by year-end the Bank had rebuilt most of its net interest margin and anticipates that it will maintain or slightly improve its margin if short-term rates continue to rise.

Fewel was also pleased that the company was able to pay its second cash dividend in 2004 and its ninth stock dividend. "Another highlight of the year," Fewel said, "was the opening in October of our new 3,300 square foot full-service branch in Post Falls, Idaho. This branch replaced a much smaller grocery store branch, and this million dollar investment is indicative of our continued commitment to North Idaho."

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:
Northwest Bancorporation, Inc.
Randall L. Fewel, President and CEO
(509) 456-8888